DSW Inc. Reports Second Quarter 2013 Financial Results

•	Second quarter Reported sales increase 9.7% to $562 million; comparable sales increase 4.4%

•	First six months Reported sales increase 8.7% to $1.16 billion; comparable sales increase 0.8%

•	Including a net loss of $0.03 per share from our luxury test and $0.20 per share charge from the termination of RVI's pension plan, Reported EPS totals $0.73

•	Second quarter Adjusted EPS rises to $0.97 per share, an increase of 47% over last year

•	As previously announced, full year Adjusted EPS guidance of $3.60 to $3.80 per share on low single digit comparable sales growth

COLUMBUS, Ohio, August 27, 2013 - DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced financial results for the thirteen week period ended August 3, 2013, which compare to the thirteen week period ended July 28, 2012.

"Second quarter sales rebounded nicely after a difficult start to the year. This sales bounce, coupled with excellent inventory management and prudent expense discipline, resulted in solid quarterly profit results. Moreover, in a volatile sales environment, DSW was able to post a solid 20% earnings growth for the first half of the fiscal year," stated Mike MacDonald, President and Chief Executive Officer, DSW Inc.

Mr. MacDonald added, "These results underscore the compelling nature of the DSW formula that is based on the brand cornerstones of assortment, value and convenience. DSW's continued progress on its strategic initiatives supports our long term growth trajectory. With that in mind, we raised our full year guidance earlier this month to $3.60 to $3.80 per share."

Second Quarter Operating Results

•	Reported sales increased 9.7% to $562 million compared to last year's second quarter sales of $512 million.

•	For the thirteen week period ended August 3, 2013, comparable sales increased by 4.4%. This follows an increase of 4.2% during the thirteen week period ended July 28, 2012.

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Reported net income was $33.7 million, or $0.73 per diluted share on 45.9 million weighted average shares outstanding, which included a net after-tax loss of $1.5 million, or $0.03 per share, from our luxury test, and a net after-tax charge of $9.3 million, or $0.20 per share, from the termination of the pension plan assumed in conjunction with the RVI merger. This compares to Reported net income in the second quarter of 2012 of $29.3 million, or $0.65 per diluted share, which included a non-cash charge of $0.7 million or $0.01 per share, related to legacy charges from RVI.

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Net income, adjusted for the results of our luxury test and legacy charges from RVI, was $44.6 million, or $0.97 per diluted share on 45.9 million weighted average shares outstanding. This compares to Adjusted net income for the same period last year of $30.1 million, or $0.66 per diluted share, on 45.4 million weighted average shares outstanding.

Six Months Ended August 3, 2013 Operating Results

•	Reported sales increased 8.7% to $1.16 billion compared to last year's sales of $1.07 billion.

•	For the twenty-six week period ended August 3, 2013, comparable sales increased by 0.8%. This follows an increase of 6.0% during the twenty-six week period ended July 28, 2012.

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Reported net income was $68.2 million, or $1.49 per diluted share, on 45.8 million weighted average shares outstanding, which included a net after-tax loss of $12.9 million, or $0.28 per share, from our luxury test, and a net after-tax charge of $9.3 million, or $0.20 per share, from the termination of the pension plan assumed assumed in conjunction with the RVI merger. This compares to Reported net income in the same period last year of $69.2 million, which included a non-cash charge of $5.0 million related to legacy charges from RVI. Reported EPS for the second quarter last year was $1.54 per share.

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Net income, adjusted for the net loss from our luxury test and legacy charges from RVI, was $90.4 million, or $1.97 per diluted share, on 45.8 million weighted average shares outstanding. This compares to Adjusted net income for the same period last year of $74.2 million, or $1.64 per diluted share, on 45.3 million weighted average shares outstanding.

Second Quarter Balance Sheet Highlights

•	Cash, short term and long term investments totaled $500 million compared to $485 million in the second quarter last year.

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Inventories were $405 million compared to $367 million during the second quarter last year, an increase of 10%, in line with expectations. On a cost per square foot basis, inventories supporting DSW stores increased by 2.7% at the end of quarter.

Regular Dividend
On August 22, 2013, DSW's Board of Directors declared a quarterly cash dividend payment of $0.25 per share. The dividend will be paid on September 30, 2013 to shareholders of record at the close of business on September 20, 2013.

Special Meeting Date for Stock Split

The Company has called a special shareholder's meeting to approve the proposed 2-for-1 stock split on October 14, 2013. Shareholders of record as of the close of the Friday, August 16, 2013 will be entitled to vote.

Fiscal 2013 Annual Outlook

As previously announced, for the fifty-two week period ending February 1, 2014, the Company expects earnings to range from $3.60 to $3.80 per share compared to the previous range of $3.40 to $3.60 per share. The midpoint of the revised range represents a 10% increase in earnings per share. This assumes comparable sales growth in the low single digit range and revenue growth of 5% to 7% for the fifty-two week period compared to the fifty-three week period ending February 2, 2013. Excluding the sales of $32 million from fifty-third week in fiscal 2012, full year revenue growth for fiscal 2013 is expected in the range of 6% to 8%.

Webcast and Conference Call
To hear the Company's live earnings conference call, log on to http://www.dswinc.com/ today at 8:30 AM Eastern, or call 1-866-524-3160 in the U.S. or 1-412-317-6760 outside the U.S. approximately ten minutes prior to the start of the call. A telephone replay of this call will be available until 9:00 a.m. Eastern Time on Sept. 4, 2013 and can be accessed by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. and using conference number 10031358. An audio replay of the conference call, as well as additional financial information, will also be available at http://www.dswinc.com/.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids.  As of August 27, 2013, DSW operates 377 stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com.  DSW also supplies footwear to 351 leased locations in the United States under the Affiliated Business Group. For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and "like" DSW on Facebook at http://www.facebook.com/DSW.

DSW INC.
Q2 2013 SEGMENT RESULTS

Net sales by reportable segment

	Thirteen weeks ended			Twenty-six weeks ended
	August 3, 2013	July 28, 2012	% change	August 3, 2013	July 28, 2012	% change
	(in thousands)			(in thousands)

DSW	$530,921	$482,244	10.1%	$1,093,845	$1,003,395	9.0%
Affiliated Business Group	31,142	29,974	3.9%	69,580	67,395	3.2%
Total DSW Inc.	$562,063	$512,218	9.7%	$1,163,425	$1,070,790	8.7%
Less: Luxury sales	3,822	—		9,077	—
Total Adjusted DSW Inc. sales	$558,241	$512,218		$1,154,348	$1,070,790

Comparable sales change by reportable segment (excludes luxury)

	Thirteen weeks ended		Twenty-six weeks ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
DSW	4.4%	4.3%	0.8%	6.2%
Affiliated Business Group	4.3%	3.5%	0.9%	2.9%
Total DSW Inc.	4.4%	4.2%	0.8%	6.0%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our "Fiscal 2013 Annual Outlook," are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; maintaining strong relationships with our vendors; our ability to anticipate and respond to fashion trends; disruption of our distribution and fulfillment operations; continuation of supply agreements and the financial condition of our affiliated business partners; fluctuation of our comparable sales and quarterly financial performance; risks related to our information systems and data; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; our reliance on our “DSW Rewards” program to drive traffic, sales and customer loyalty; uncertain general economic conditions; our reliance on foreign sources for merchandise and risks inherent to international trade; risks related to leases of our properties; risks related to our cash and investments; and the realization of risks related to the Merger, including risks related to pre-merger RVI guarantees of certain Filene’s Basement leases. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company's latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of	As of
	August 3, 2013	February 2, 2013

Assets
Cash and equivalents	$68,929	$81,097
Short-term investments	200,238	232,081
Accounts receivable, net	21,742	26,784
Inventories	404,512	393,794
Prepaid expenses and other current assets	39,116	20,637
Deferred income taxes	42,368	67,397
Total current assets	776,905	821,790

Property and equipment, net	310,374	300,313
Long-term investments	230,599	96,712
Goodwill	25,899	25,899
Deferred income taxes	14,366	9,443
Other assets	8,030	7,946
Total assets	$1,366,173	$1,262,103

Liabilities and shareholders' equity
Accounts payable	$176,625	$152,112
Accrued expenses	127,151	123,199
Total current liabilities	303,776	275,311

Non-current liabilities	131,657	128,213
Total shareholders' equity	930,740	858,579
Total liabilities and shareholders' equity	$1,366,173	$1,262,103

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Net sales	$562,063	$512,218	$1,163,425	$1,070,790
Cost of sales	(378,621)	(351,973)	(796,986)	(717,955)
Gross profit	183,442	160,245	366,439	352,835
Operating expenses	(129,461)	(112,118)	(258,172)	(234,041)
Change in fair value of derivative instruments	—	(779)	—	(6,121)
Operating profit	53,981	47,348	108,267	112,673
Interest income, net	481	496	821	963
Income from continuing operations before income taxes	54,462	47,844	109,088	113,636
Income tax provision	(20,742)	(18,526)	(40,853)	(45,711)
Income from continuing operations	33,720	29,318	68,235	67,925
Total income from discontinued operations, net of tax	—	—	—	1,253
Net income	$33,720	$29,318	$68,235	$69,178

Diluted shares used in per share calculations:	45,898	45,256	45,839	44,957

Diluted earnings per share:
Diluted earnings per share from continuing operations	$0.73	$0.65	$1.49	$1.51
Diluted earnings per share from discontinued operations	$—	$—	$—	$0.03
Diluted earnings per share	$0.73	$0.65	$1.49	$1.54

DSW INC.
RECONCILIATION OF ADJUSTED RESULTS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended August 3, 2013
	Net sales	Cost of Sales	Gross profit	Operating expenses	Net income	Diluted earnings per share
Reported Measure	$562,063	$(378,621)	$183,442	$(129,461)	$33,720	$0.73

Less: luxury performance
Net sales	3,822
Cost of sales		(5,733)
Gross profit (loss), including valuation reserves on remaining inventory & operating expenses			(1,911)	(554)	(1,532)	(0.03)

Less: RVI pension and other RVI related expenses				(14,741)	(9,309)	(0.20)

Adjusted Measure	$558,241	$(372,888)	$185,353	$(114,166)	$44,561	$0.97

	Thirteen weeks ended July 28, 2012
	Net income		Diluted earnings per share		Diluted shares used in per share calculations
Reported Measure	$29,318		$0.65		45,256

Change in fair value of derivative instruments	779	(1)	0.02	(1)
RVI operating income, net of tax	(39)	(2)	—
Share adjustment			(0.01)		120	(3)

Adjusted Measure	$30,058		$0.66		45,376

(1) Change in fair value of derivative instruments, which relate to RVI's warrants
(2) Reflects favorable resolution of other miscellaneous RVI matters, net of tax
(3) The Reported weighted average shares outstanding represent DSW Class A Common Shares and Class B Common Shares as well as dilutive instruments. Adjusted shares used in the per share calculations reflect DSW's weighted average shares outstanding and assumed full exercise of the warrants at the beginning of the period.

	Twenty-six weeks ended August 3, 2013
	Net sales	Cost of Sales	Gross profit	Operating expenses	Net income	Diluted earnings per share
Reported Measure	$1,163,425	$(796,986)	$366,439	$(258,172)	$68,235	$1.49

Less: luxury performance
Net sales	9,077
Cost of Sales		(27,495)
Gross profit (loss), including valuation reserves on remaining inventory and operating expenses			(18,418)	(2,442)	(12,887)	(0.28)

Less: RVI pension and other RVI related expenses				(14,741)	(9,309)	(0.20)

Adjusted Measure	$1,154,348	$(769,491)	$384,857	$(240,989)	$90,431	$1.97

	Twenty-six weeks ended July 28, 2012
	Net income		Diluted earnings per share		Diluted shares used in per share calculations
Reported Measure	$69,178		$1.54		44,957

Change in fair value of derivative instruments	6,121	(1)	0.14	(1)
RVI operating income, net of tax	133	(2)	—	(2)
Total income from discontinued operations, net of tax	(1,253)	(3)	(0.03)	(3)
Share adjustment			(0.01)	(4)	333	(4)

Adjusted Measure	$74,179		$1.64		45,290

1) Change in fair value of derivative instruments, which relate to RVI's warrants
2) Reflects favorable resolution of other miscellaneous RVI matters
3) Reflects the removal of discontinued operations
4) The Reported weighted average shares outstanding represent DSW Class A Common Shares and Class B Common Shares as well as dilutive instruments. Adjusted shares used in the per share calculations reflect DSW's weighted average shares outstanding and assume full exercise of warrants at the beginning of the period.

Non-GAAP Measures
The unaudited reconciliation of adjusted results should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles (“GAAP”). These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.